UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004

October 13, 2003

Dear Harman International Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Harman International, to be held on Wednesday, November 12, 2003, beginning at 11:00 a.m. at the JPMorganChase Building, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for director and other actions to be taken at the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

      In addition to presenting formal items of business at the meeting, management will report on the Company’s operations during fiscal year 2003 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

      It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and return the enclosed proxy card promptly.

      We look forward to seeing you on November 12th.

Sincerely,

Sidney Harman
Executive Chairman

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on November 12, 2003

      The 2003 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Company”) will be held at the JPMorganChase Building, 270 Park Avenue, New York, New York, on November 12, 2003, beginning at 11:00 a.m. The meeting will be held for the following purposes:

(1)	to elect three directors, each to serve until the 2006 Annual Meeting of Stockholders;

(2)	to consider a proposal to approve a two-for-one stock split and a related amendment to the Company’s charter to increase the number of authorized shares of common stock; and

(3)	to transact other business that properly comes before the meeting.

      Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on September 15, 2003 are entitled to notice of, and to vote at, the meeting.

      If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for fiscal year 2003.

By Order of the Board of Directors,

Frank Meredith
Secretary

Washington, D.C.

October 13, 2003

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and returning the enclosed proxy card as soon as possible using the enclosed postage prepaid envelope.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

PROXY STATEMENT

      This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (the “Company”) for use at the Company’s 2003 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 14, 2003.

      Holders of record of the Company’s common stock (“Common Stock”) as of the close of business on September 15, 2003 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On September 15, 2003, there were 32,724,977 shares of Common Stock outstanding.

      You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Vice President — Financial Operations at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

      All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, if you vote by proxy you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to a specific nominee. If a properly executed proxy gives no specific instructions, the shares of Common Stock represented by your proxy will be voted:

•	FOR the election of each of the three nominees to serve as directors until the Company’s 2006 Annual Meeting of Stockholders;

•	FOR the proposed two-for-one stock split and a related amendment to the Company’s charter to increase the number of authorized shares of Common Stock; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

      If you own shares of Common Stock held in “street name,” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

      A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and “broker non-votes” (which are shares with respect to which the broker or nominee is not authorized to vote on a proposal) are included in determining whether a quorum is present. Directors will be elected by the vote of a plurality of the shares of Common Stock voted at the Meeting. A “broker non-vote” will have no effect on the outcome of the vote for the election of directors. Approval of the amendment to our charter requires the affirmative vote of a majority of our outstanding shares of Common Stock. Abstentions and broker non-votes will have the same effect as votes against this proposal.

      The Company will pay the cost of preparing and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card. The Company has hired Mellon Investor Services to solicit proxies for the Meeting. The Company anticipates that the fees of Mellon Investor Services will be approximately $9,000. The Company will pay all fees and expenses of Mellon Investor Services and will reimburse Mellon Investor Services for its out-of-pocket expenses. Additionally, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expense in so doing.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

      At the Meeting, three directors will be elected to serve a three-year term expiring at the 2006 Annual Meeting of Stockholders. This section contains information relating to the three nominees for director and the directors whose terms of office extend beyond the Meeting. The nominees for election are Edward H. Meyer, Gregory P. Stapleton and Stanley A. Weiss, each of whom is currently a director. The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors.

      The nominees for director will be elected by the affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting.

The Board recommends a vote FOR election of each of the nominees.

Nominees to be Elected at the Meeting

      Edward H. Meyer, age 76, has been a director of the Company since 1990. Mr. Meyer has been the Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company, since 1970. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc.

      Gregory P. Stapleton, age 57, has been President of the Company since July 2000, Chief Operating Officer of the Company since 1998 and a director of the Company since 1997. Mr. Stapleton also served as President of the Company’s OEM Group from 1987 to 1998.

      Stanley A. Weiss, age 76, has been a director of the Company since 1997. From 1991 to 1997, Mr. Weiss served as Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also the founder and Chairman of Business Executives for National Security Inc.

Directors Whose Terms Extend Beyond the Meeting

      Sidney Harman, age 85, has been Executive Chairman of the Board since July 2000 and has served as Chairman of the Board and as a director of the Company since the Company’s founding in 1980. Dr. Harman also served as Chief Executive Officer of the Company from 1980 to 1998. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978. His current term as a director expires at the 2005 Annual Meeting of Stockholders.

      Shirley Mount Hufstedler, age 78, has been a director of the Company since September 1986. Ms. Hufstedler has been in private law practice for the past 20 years. Since 1995, she has been with the law firm of Morrison & Foerster LLP. From 1981 to 1995, Ms. Hufstedler was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler serves as Director Emeritus of Hewlett-Packard Company. Her current term as a director expires at the 2005 Annual Meeting of Stockholders.

      Bernard A. Girod, age 61, has been Vice Chairman of the Board since July 2000, Chief Executive Officer of the Company since 1998 and a director of the Company since 1993. Mr. Girod also served as President of the Company from 1994 to 1998, Chief Operating Officer of the Company from 1993 to 1998, Secretary of the Company from 1992 to 1998 and Chief Financial Officer of the Company from 1986 to 1995 and from 1996 to 1997. His current term as a director expires at the 2004 Annual Meeting of Stockholders.

      Ann McLaughlin Korologos, age 61, has been a director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines, Inc.), Federal National Mortgage Association, Host Marriott Corporation, Kellogg Company, Microsoft Corporation and Vulcan Materials Company. She is a Senior Advisor to Benedetto, Gartland & Company, Inc., Chairman Emeritus of the Aspen Institute and a member of the Board of Overseers of the Wharton School of the University of Pennsylvania. Her current term as a director expires at the 2004 Annual Meeting of Stockholders.

APPROVAL OF THE STOCK SPLIT AND RELATED CHARTER AMENDMENT

(Item 2 on the Proxy Card)

      Our Board has approved a two-for-one split of our Common Stock, subject to stockholder approval of the stock split and a related amendment to our charter to increase the number of shares of Common Stock authorized to be issued under our charter. To effect the stock split, we would amend our charter as described below.

      To effect the stock split, the number of our authorized shares of Common Stock would be increased from 100 million to 200 million. The par value per share will not be changed. The charter amendment will permit us to implement the stock split without consuming a major portion of our current authorized but unissued Common Stock and treasury shares, which would result if we were to effect the stock split by declaring a stock dividend.

The Board recommends a vote FOR approval of the

stock split and related charter amendment.

      If the stock split and related charter amendment are approved, we will file the charter amendment with the Delaware Secretary of State, after which the amendment will be effective. The stock split will be effective when the filing is effective. We will publicly announce the results of the stockholder vote with respect to the stock split proposal and the effective time of the stock split, if approved, as promptly as practicable after the Meeting.

Reasons for the Stock Split and the Increase in Authorized Shares

      We expect that the stock split will increase the number of shares traded in the public market, which we believe should establish a more liquid market in the Common Stock. However, there necessarily can be no assurance of this.

      As of September 15, 2003, 32,724,977 shares of Common Stock were issued and outstanding, 6,348,100 shares were held in treasury and 60,926,923 shares were authorized but unissued. No shares of Preferred Stock were issued or outstanding. Based on the number of shares of Common Stock outstanding as of September 15, 2003, we would have 65,449,954 shares of Common Stock outstanding if the proposed stock split is implemented. As a result, 134,550,046 shares of Common Stock would remain available for such purposes as the Board may approve, and no further vote of stockholders of the Company will be required for their issuance, except as required under applicable stock exchange rules.

      The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a meeting, will maintain the Company’s flexibility to issue Common Stock in substantially the same manner as it exists before the stock split. Other than the shares of Common Stock the Company has reserved for issuance under its existing stock incentive plan, the Company currently has no specific commitments or agreements to issue any shares of Common Stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans, although it is possible that any such transaction may be pursued in the future.

Effect of the Stock Split

      The proposed stock split would not change the stockholders’ equity of the Company, nor would the split affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder’s proportionate interest in the Company. However, since the stock split would result in each stockholder’s interest being represented by a greater number of shares, it is possible that higher aggregate brokerage commissions may be payable after the intended stock split upon a sale or transfer of a stockholder’s same relative interest in Common Stock because that interest would be represented by a greater number of shares.

      In connection with the stock split, the number of shares of Common Stock underlying outstanding stock options and reserved for issuance under the Company’s existing stock incentive plan would be proportionately adjusted pursuant to the terms of such plans to reflect the stock split, and the per share exercise prices of outstanding options under such Company plans would be proportionately reduced. In addition, adjustments proportionate to the stock split will automatically result under the terms of the Rights Agreement as described under “Potential Anti-Takeover Effect of Charter Amendment” below.

      The stock split will not result in the recognition of a taxable gain or loss to the stockholders for federal income tax purposes. In addition, the tax basis for shares in the hands of a stockholder prior to the stock split will become the tax basis for the total number of shares to be held by such stockholder immediately after the stock split, and the holding period of the newly acquired shares will be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. However, each stockholder should consult his or her own tax advisor with respect to the particular tax consequences, if any, to him or her of the stock split, including the applicability and effect of any state, local or foreign tax laws.

Implementation of the Stock Split

      We have notified the New York Stock Exchange of the proposed stock split and will submit an amended listing application to reflect it. The stock split will be effected by the filing of the charter amendment with the Delaware Secretary of State. We will publicly announce the results of the stockholder vote with respect to the stock split and the related charter amendment as promptly as practicable after the Meeting (or any adjournment). If approved by the stockholders, we presently intend to also publicly announce the effective date of the stock split promptly after the Meeting.

      On the effective date, each issued share of Common Stock, including each treasury share, will become two shares. For simplicity, we will implement the stock split by mailing an additional certificate to each stockholder of record as of the close of business on the effective date. The additional certificate will represent the same number of shares as each existing certificate represents, and stockholders should retain their present certificates. Stockholders need not return their existing certificates to the Company or its transfer agent, although they may do so through the transfer agent if they wish to combine their shares in a single certificate.

Impact on the Company’s Consolidated Financial Statements

      The Company’s reported amounts of authorized and issued Common Stock will also be adjusted on a two-for-one basis. The stock split will affect reported earnings per share amounts because of the increase in the number of shares of Common Stock outstanding.

Potential Anti-Takeover Effect of Charter Amendment

      Authorized but unissued shares of Common Stock and treasury shares will continue to be available for future issuance without stockholder approval. This could render more difficult or discourage an attempt to obtain control of the Company by means of an unsolicited proxy contest, tender offer, merger or otherwise. For example, the existence of authorized but unissued shares permits the Board to issue such shares without stockholder approval that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. At the present time, the Company is not aware of any contemplated tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempt. The Company’s charter and by-laws, as well as Delaware law, provide additional anti-takeover protections for the Company that are described in certain of the Company’s filings with the Securities and Exchange Commission and that are unaffected by the charter amendment.

      The Company’s charter authorizes the issuance of 5.0 million shares of Preferred Stock, of which 4.5 million shares remain undesignated. The Company’s charter provides that the Board has authority to issue shares of Preferred Stock in one or more series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. Holders of Preferred Stock, if any, may be entitled to certain preferences upon liquidation, dissolution or winding up of the affairs of the Company. The issuance of Preferred Stock with voting rights and conversion rights could adversely affect the voting power of holders of Common Stock and could deter a future takeover which a majority of stockholders might view to be in their best interests.

      In 1999, the Board designated 500,000 preferred shares as Series A Preferred Stock and declared a dividend distribution of one right to purchase 1/100 of a share of Series A Preferred Stock for each outstanding share of Common Stock. The rights are in all respects subject to and governed by the provisions of the Company’s Rights Agreement. Under the Rights Agreement, the stock split will also result in a proportionate split of the rights attached to the Company’s shares of Common Stock, and accordingly each post-split share of Common Stock will have attached to it one-half of the number of rights attached to a currently outstanding share of Common Stock prior to the split. The existence of outstanding rights could have an anti-takeover effect and delay, defer or prevent a tender offer or takeover event. The Company expects to take such actions as are required or advisable under the Rights Agreement to facilitate the administration of the Rights Agreement and to make proportionate adjustments as would be required by the authorization of the additional shares of Common Stock and the stock split contemplated by the charter amendment.

      While it may be deemed to have potential anti-takeover effects, the proposed stock split and charter amendment are not prompted by any specific effort or takeover threat currently perceived by the Board.

Reservation of Rights

      The Company retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including without limitation editorial modifications or any other change to the charter amendment which the Board may adopt without stockholder vote in accordance with the Delaware law. The Board also reserves the right, even if the proposed charter amendment is approved, not to effect the stock split if it determines in its sole discretion that implementing the stock split is no longer in the best interests of the Company. In such case, the Company would not file the charter amendment and, as a result, the increase in the number of authorized shares of Common Stock would not occur.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

      The Board currently consists of seven directors. Four of the directors are independent directors and three directors are members of the Company’s senior management. Each of the Company’s non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange.

Corporate Governance

      The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout the Company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles, the Company has taken steps during fiscal year 2003 to implement various corporate governance initiatives mandated by the Sarbanes-Oxley Act of 2002 and the proposed changes to the New York Stock Exchange’s listing standards. In fiscal year 2003, the Company:

•	adopted Corporate Governance Guidelines that describe, in general terms, the principles under which the Board operates;

•	adopted a Code of Ethics for Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all employees;

•	adopted an amended Audit Committee Charter;

•	adopted a Compensation and Option Committee Charter; and

•	established the Nominating and Governance Committee and adopted a Nominating and Governance Committee Charter.

      The corporate governance guidelines, ethics codes and committee charters are available on the Company’s website (www.harman.com) in the Corporate Governance section of the Investor Relations page. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its Code of Ethics for Executive and Financial Officers and Directors on its website under the Corporate Governance section of the Investor Information page.

      Many of the provisions of the Sarbanes-Oxley Act are being phased in over time and the amendments to the New York Stock Exchange listing standards have not been finalized. The Board will periodically review its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with the Sarbanes-Oxley Act and any new requirements of the Securities and Exchange Commission or the New York Stock Exchange.

Board Committees

      The Board has an Audit Committee, a Compensation and Option Committee and a Nominating and Governance Committee. It is the Board’s policy that all of the members of these committees should be independent directors.

      Audit Committee. The Audit Committee consists of Ms. Hufstedler (Chairwoman), Ms. Korologos, Mr. Meyer and Mr. Weiss. Each of the members of the Audit Committee meets the independence and financial literacy qualifications under the current New York Stock Exchange listing standards. During fiscal year 2003, the Audit Committee held four meetings.

      The Audit Committee assists the Board in its oversight of the Company’s financial reporting, focusing on assuring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s auditors and the performance of the Company’s internal audit function and auditors. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with the Company’s independent auditors, who are ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditors, setting the terms of engagement and compensation for the independent auditors and overseeing the work of the independent auditors;

•	pre-approving all audit and non-audit services provided to the Company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules); and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

      The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears later in this Proxy Statement.

      Compensation and Option Committee. The Compensation and Option Committee, consisting of Ms. Hufstedler (Chairwoman) and Mr. Weiss, held two meetings during fiscal year 2003. The Compensation and Option Committee assists the Board in overseeing executive compensation and administers the Company’s executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	evaluating the performance of and establishing compensation for the Company’s Executive Chairman and Chief Executive Officer;

•	establishing compensation levels for the Company’s directors and executive officers and reviewing executive compensation matters generally; and

•	approving awards of options, restricted stock and other equity rights to executive officers.

      The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its charter. A report of the Compensation and Option Committee appears later in this Proxy Statement.

      Nominating and Governance Committee. The Nominating and Governance Committee, consisting of Ms. Korologos (Chairwoman), Ms. Hufstedler, Mr. Meyer and Mr. Weiss, was established in June 2003, and held one meeting in fiscal year 2003. The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include considering and making recommendations to the Board with respect to:

•	nominees for election to the Board and its committees;

•	committee functions;

•	the Company’s corporate governance policies and codes of conduct; and

•	the performance of the Board and its committees generally.

      The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its charter.

      The Nominating and Governance Committee will consider nominees recommended by stockholders, but has no established procedures which stockholders must follow to make a recommendation. The Company’s By-Laws also provide for stockholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the By-Laws) in writing to the Secretary of the Company.

Director Compensation

      Cash Compensation. Non-management directors receive an annual fee of $40,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. The Company does not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.

      Equity-Based Compensation. The Stock Option and Incentive Plan provides that each non-management director who served during the prior fiscal year and continues to serve on the Board will receive after each Annual Meeting of Stockholders an option to purchase 3,000 shares of Common Stock. Each non-management director is also eligible for an additional option to purchase 750 shares of Common Stock if the Company achieves a return on consolidated equity for the prior fiscal year of at least 9% but less than 13%, or an additional option to purchase 1,500 shares of Common Stock if the Company achieves a return on consolidated equity of 13% or more. The exercise price of the options is the fair market value of the shares of Common Stock on the date of the grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant. For services rendered in fiscal year 2003, each non-management director received an option to purchase 3,000 shares of Common Stock under the Stock Option and Incentive Plan and will receive an option to purchase 1,500 shares of Common Stock as a result of the Company achieving the required return on consolidated equity outlined above.

Board Meetings

      The Board held five meetings during fiscal year 2003. Each director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served in fiscal year 2003.

      In connection with the adoption of its Corporate Governance Guidelines, the Board established a policy pursuant to which the non-management directors meet in executive session without members of the Company’s management present, in connection with each regularly scheduled meeting of the full Board. These executive sessions are chaired by the non-management directors on a rotating basis. Stockholders and other interested parties may communicate with the non-management directors directly by mail addressed to: Non-Management Directors, c/o Secretary, Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329. If you want the communication to be kept confidential, please mark the envelope accordingly.

REPORT OF THE COMPENSATION AND OPTION COMMITTEE

Compensation and Option Committee

      The Compensation and Option Committee implements the Company’s executive compensation program pursuant to authority delegated by the Board. As part of its responsibilities, the Committee establishes the compensation of the Company’s executive officers and administers the Company’s incentive plans and certain other benefit programs for executive officers. The members of the Committee are Ms. Hufstedler and Mr. Weiss, neither of whom is an officer or employee of the Company.

Executive Compensation Program

      The Company’s long-term success is dependent in part on attracting and retaining people who have demonstrated superior skill and experience. The Company’s compensation programs are designed to incentivize these individuals by rewarding outstanding performance. The key elements of the Company’s executive compensation program are:

•	base salaries determined in light of competitive pay analysis and the executive’s performance during the prior fiscal year;

•	cash bonus awards tied to either targeted returns on shareholder equity or to Company and individual performance during the prior fiscal year; and

•	grants of stock options and other equity awards to align the interests of management with those of the stockholders.

      Salary. Base salaries are established in light of historical practice, competitive pay data and performance reviews. The Company’s competitive pay structure is built by reference to market data. Company and individual performance is reviewed at the end of each fiscal year.

      In September 2002, the Committee reviewed the Company’s results of operations for fiscal year 2002 and competitive pay practices data. Some of the data were obtained from surveys furnished by outside compensation consulting firms of practices among companies in the electrical and electronics industries and companies similar in size to the Company. The survey group differs from the comparison group used in the Company’s stock performance graph, appearing later in this Proxy Statement under the caption “Stock Price Performance Graph,” because the Committee believes that the survey group offers more reliable information on compensation practices and better represents competitors for executive officer candidates. Consistent with the Company’s past practice, the Committee sought to establish base salaries for fiscal year 2003 at the 50th-75th percentile of base salaries for the survey group of companies.

      Bonus. The Company maintains a key executive bonus plan that provides incentive compensation, in the form of cash bonuses, to certain executive officers, including Dr. Harman and Mr. Girod, the Company’s Executive Chairman and Chief Executive Officer, respectively. This plan is administered by the Compensation and Option Committee. Under this plan, the Committee meets no later than September 28 of each fiscal year and establishes a return on shareholder equity goal for the fiscal year and the maximum cash award payable to each plan participant if that goal is met. After the end of each fiscal year, the Committee meets to determine whether the return on shareholder equity goal for the fiscal year was met. If the goal was met, the Committee may establish a cash award to be paid to each plan participant, exercising the Committee’s discretion as permitted under this plan. Cash bonus awards under this plan are intended to constitute “performance-based compensation” for tax purposes.

      Equity Based Compensation. The Company’s stock option program is designed to align the interests of the Company’s executive officers and key employees with those of the stockholders. The Executive Chairman makes recommendations to the Committee based upon an assessment of each executive officer’s and key employee’s performance and a need for further long-term performance incentives. Participants may also receive options, stock appreciation rights, restricted shares or performance units under the 2002 Stock Option and Incentive Plan. The Committee believes that equity-based incentives for key executive officers and key employees are in the best interests of the Company.

Fiscal Year 2003 Compensation for the Executive Chairman and the Chief Executive Officer

      Salary. During fiscal year 2003, Dr. Harman was paid a base salary of $950,000 and Mr. Girod was paid a base salary of $900,000. Their salaries were based on their leadership in creating a corporate environment consistent with the Board’s governance objectives, and a structure for accelerated growth in sales, earnings share value and overall results during fiscal year 2002. Their salaries were also based on the Company’s historical practices and competitive pay data reviewed by the Committee.

      Bonus. The Company made cash bonus awards of $1,500,000 to Dr. Harman and $1,400,000 to Mr. Girod for fiscal year 2003 under the Company’s executive bonus plan described above.

      Equity Based Compensation. In September 2002, the Committee granted to each of Dr. Harman and Mr. Girod options to purchase 75,000 shares of Common Stock at an exercise price of $48.23 per share, the market value of the Common Stock on the date of the grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant.

      This report is submitted by the members of the Compensation and Option Committee.

Shirley Mount Hufstedler
Stanley A. Weiss

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table discloses compensation received by the Company’s Executive Chairman, the Chief Executive Officer and the other three most highly paid executive officers for the last three fiscal years.

					Long-Term
		Annual Compensation			Compensation

					Options
	Fiscal			Other Annual	Granted	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	(shares)(2)	Compensation(3)

Sidney Harman	2003	$950,000	$1,500,000	$169,540	75,000	$17,000
Executive Chairman of	2002	941,667	950,000	145,976	75,000	12,450
the Board	2001	891,667	500,000	62,356	100,000	13,750

Bernard A. Girod	2003	900,000	1,400,000	—	75,000	17,000
Vice Chairman of the Board	2002	891,667	900,000	—	75,000	12,450
and Chief Executive Officer	2001	833,333	500,000	—	100,000	13,750

Gregory P. Stapleton	2003	800,000	1,200,000	—	75,000	17,000
President and	2002	791,667	800,000	—	75,000	12,450
Chief Operating Officer	2001	729,167	500,000	—	100,000	13,750

Erich A. Geiger(4)(5)	2003	738,873	1,600,000	84,094	40,000	11,106
Chief Technology Officer

Frank Meredith	2003	600,000	1,000,000	—	75,000	17,000
Executive Vice President,	2002	591,667	600,000	—	75,000	12,450
Chief Financial Officer and	2001	533,333	300,000	—	100,000	13,750
Secretary

(1)	For Dr. Harman (a) in fiscal year 2003, includes $96,317 relating to use of leased aircraft as authorized by the Board, (b) in fiscal year 2002, includes $76,735 relating to the use of leased aircraft as authorized by the Board and $37,171 relating to the use of Company-owned vehicles and (c) in fiscal year 2001, includes $32,188 relating to the use of Company-owned vehicles. For Dr. Geiger, in fiscal year 2003, includes $28,835 relating to life insurance benefits provided by the Company, $14,685 relating to use of Company-owned vehicles and $40,574 for the reimbursement of taxes relating to insurance premiums and use of Company-owned vehicles taxable to Dr. Geiger. Perquisites and other personal benefits received by the Company’s other executive officers identified above in fiscal years 2003, 2002, and 2001 are not included in the Summary Compensation Table because the aggregate amount of such compensation, if any, did not meet disclosure thresholds established under the Commission’s regulations.

(2)	Share amounts reflect a two-for-one stock split effective as of August 28, 2000.

(3)	For Dr. Harman, Mr. Girod, Mr. Stapleton and Mr. Meredith, the amounts shown for fiscal year 2003 include Company contributions to the Company’s Retirement Savings Plan. For Dr. Geiger, the amount shown for fiscal year 2003 represents Company contributions to a pension plan on behalf of Dr. Geiger.

(4)	Dr. Geiger was designated an executive officer of the Company on September 2, 2002.

(5)	As of June 30, 2003, Dr. Geiger held 7,500 unvested shares of restricted stock valued at $593,550 based upon a price of $79.14, the closing market price of the shares of Common Stock on June 30, 2003.

Option Grants in Last Fiscal Year

      The following table shows grants of stock options during fiscal year 2003 to each of the named executive officers.

		Percent of
		Total Options
	Number of	Granted to			Grant Date
	Options	Employees in	Per Share		Present
Name	Granted(1)	Fiscal Year	Exercise Price	Expiration Date	Value(2)

Sidney Harman	75,000	10.8%	$48.23	9/24/12	$1,960,215
Bernard A. Girod	75,000	10.8%	48.23	9/24/12	1,960,215
Gregory P. Stapleton	75,000	10.8%	48.23	9/24/12	1,960,215
Erich A. Geiger	40,000	5.8%	48.23	9/24/12	1,045,448
Frank Meredith	75,000	10.8%	48.23	9/24/12	1,960,215

(1)	Represents stock options granted on September 24, 2002. The exercise price was the market value of the Common Stock on the date of grant. Commencing one year from the date of grant, the options vest annually at a rate of 20%.

(2)	Based on the Black-Scholes option price model, which requires assumptions to be made about the future changes in the price of the Company’s Common Stock. The Company used the following assumptions to estimate the Grant Date Present Value: (a) an estimated dividend yield of $0.10 per share; (b) an estimated risk-free interest rate of 3.0%; (c) an estimated volatility of 60%; and (d) an option term of 5.4 years representing the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      For each of the named executive officers, the following table shows stock options and stock appreciation rights exercised during fiscal year 2003 and the value of unexercised options as of June 30, 2003.

	Number		Number of Unexercised		Value of Unexercised
	of Shares		Options At Fiscal		In-the-Money Options At
	Acquired		Year-End		Fiscal Year-End(2)
	On	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Harman	682,500	$42,527,050	430,000	235,000	$24,114,662	$10,004,750
Bernard A. Girod	4,826	179,340	260,756	235,000	14,521,801	10,004,750
Gregory P. Stapleton	8,602	329,381	263,304	235,000	14,648,824	10,004,750
Erich A. Geiger	39,334	1,987,641	40,000	104,000	2,198,850	4,771,860
Frank Meredith	4,778	146,927	129,990	235,000	6,845,356	10,004,750

(1)	Based on the difference between the market price of the Common Stock on the date of exercise and the relevant exercise price.

(2)	Based on the difference between $79.14 (the closing price of the Common Stock on June 30, 2003) and the exercise price of the options.

Deferred Compensation Plan

      The Company’s Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Deferred Compensation Plan’s administrative committee. The Compensation and Option Committee administers the Deferred Compensation Plan. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested, subject to a 10% penalty on any unscheduled withdrawals. The Company may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

      Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. The Company credits earnings to the accounts based on the rate of return of the designated funds. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

Supplemental Executive Retirement Plan

      The Company’s Supplemental Executive Retirement Plan (“Supplemental Plan”) provides supplemental retirement, termination and death benefits to key executive officers designated by the Board. The Compensation and Option Committee administers the Supplemental Plan. Dr. Harman and Messrs. Girod, Stapleton and Meredith have been designated as Supplemental Plan participants. As of August 1, 2003, Dr. Geiger was not designated as a participant in the Supplemental Plan. Dr. Harman has 23 years, Mr. Girod 16 years, Mr. Stapleton 15 years and Mr. Meredith 18 years of service credited under the Supplemental Plan. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

      Retirement Benefit. Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by the Company. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation. If a participant’s employment is terminated for any reason other than death within three years after a change in control of the Company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving 10 years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

      The following table sets forth the annual maximum retirement benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	3	6	9	12	15

750,000	75,000	150,000	225,000	300,000	375,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,250,000	125,000	250,000	375,000	500,000	625,000
1,500,000	150,000	300,000	450,000	600,000	750,000
1,750,000	175,000	350,000	525,000	700,000	875,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000
2,250,000	225,000	450,000	675,000	900,000	1,125,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000

      Termination Benefit. A participant who retires or whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by the Company. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Termination benefits are payable in the same manner as retirement benefits.

      In June 2000, the Compensation and Option Committee modified the termination benefits for Messrs. Girod and Stapleton. Effective September 24, 1999, Mr. Girod vested in an annual termination benefit equal to 26% of Average Cash Compensation, increased by 2% per year for the following two years of service and by 4% per year of service thereafter, up to a maximum of 50%. Mr. Stapleton vested in an annual termination benefit equal to 24% of Average Cash Compensation, increased by 2% per year for the following three years of service and by 4% per year of service thereafter, up to a maximum of 50%.

      The following table sets forth the annual maximum termination benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	15	16	17	18	19	20

750,000	225,000	255,000	285,000	315,000	345,000	375,000
1,000,000	300,000	340,000	380,000	420,000	460,000	500,000
1,250,000	375,000	425,000	475,000	525,000	575,000	625,000
1,500,000	450,000	510,000	570,000	630,000	690,000	750,000
1,750,000	525,000	595,000	665,000	735,000	805,000	875,000
2,000,000	600,000	680,000	760,000	840,000	920,000	1,000,000
2,250,000	675,000	765,000	855,000	945,000	1,035,000	1,125,000
2,500,000	750,000	850,000	950,000	1,050,000	1,150,000	1,250,000

      Death Benefit. A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment. Any death benefit payable to Dr. Harman’s designated beneficiary will be paid in five equal annual installments, providing the actuarial equivalent of the lump-sum payment otherwise due.

Severance and Employment Agreements

      The Company has entered into severance agreements with each of Dr. Harman and Messrs. Girod, Stapleton and Meredith. The severance agreements provide that if, within the two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary during any period prior to his termination and his highest incentive pay during the three fiscal years preceding the change in control. The severance agreements also provide that the Company will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreements, including any additional payment for excise taxes. Unless the executive officer or the Company notifies the other by September 30 that it does not wish the agreement to be extended, each severance agreement is automatically extended on the following January 1 for an additional year.

      Dr. Geiger serves as Chief Technology Officer pursuant to an employment agreement with the Company. Under the terms of his employment agreement, Dr. Geiger will receive an annual base salary of not less than $812,000 in fiscal year 2004, and is eligible to receive an annual bonus of up to 45% of his base salary based on certain performance parameters established annually by the Company. Dr. Geiger is also entitled to certain retirement and insurance benefits and participates in some of the Company’s benefit plans and programs. The initial term of the employment agreement expires in August 2005.

Transaction with Executive Chairman

      On June 2, 2003, Dr. Harman exercised options to purchase 682,500 shares of Common Stock. The options had been granted in 1993 and were due to expire on various dates in July and November 2003. In order to satisfy his federal tax withholding obligations relating to these exercises, with the prior approval of the Compensation and Option Committee, Dr. Harman sold 42,691 shares of Common Stock to the Company on June 18, 2003. These shares of Common Stock were valued at $77.65 per share, the closing price of the shares of Common Stock on the New York Stock Exchange on June 18, 2003. The total value of the shares of Common Stock sold by Dr. Harman to the Company was $3,314,956.

EQUITY COMPENSATION PLAN INFORMATION

      As of the end of fiscal year 2003, the Company’s 1987 Executive Incentive Plan, the 1992 Incentive Plan and the 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments to the 1992 Incentive Plan, were approved by the Company’s stockholders. The following table provides information as of June 30, 2003:

	Number of
	securities to be	Weighted-average	Number of securities
	issued upon	exercise price of	remaining available for
	exercise of	outstanding	future issuance under
	outstanding options,	options, warrants	existing equity
Plan category	warrants and rights	and rights	compensation plans(1)

Equity compensation plans approved by security holders	3,583,037	$30.06	2,969,000

Equity compensation plans not approved by security holders	0	0	0

Total	3,583,037	$30.06	2,969,000

(1)	Represents 2,969,000 shares of Common Stock available for issuance under the 2002 Stock Option and Incentive Plan. No further awards may be made under the 1987 Executive Incentive Plan or the 1992 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows, as of August 1, 2003, the beneficial ownership of shares of Common Stock for (a) all stockholders known by the Company to beneficially own more than 5% of the shares of Common Stock, (b) each of the current directors, (c) the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company and (d) all of the Company’s directors and executive officers as a group. Some of the information in the table is based upon information contained in filings the beneficial owners made with the Commission.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percentage(2)

Sidney Harman	2,272,022	(3)	6.9%
T. Rowe Price Associates, Inc.	2,104,900	(4)	6.4%
FMR Corp.	2,098,817	(5)	6.4%
Bernard A. Girod	446,227		1.4%
Gregory P. Stapleton	410,952		1.2%
Frank Meredith	246,119		*
Edward H. Meyer	98,304		*
Shirley M. Hufstedler	64,451		*
Erich A. Geiger	58,000	(6)	*
Stanley A. Weiss	28,100		*
Ann McLaughlin Korologos	20,710		*
All directors and executive officers as a group (13 persons)	3,735,896		10.9%

*	Less than 1%

(1)	As required by the rules of the Commission, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 1, 2003 as follows: Dr. Harman (500,000 shares), Mr. Girod (330,756 shares), Mr. Stapleton (333,304 shares), Mr. Meredith (199,990 shares), Mr. Meyer (44,726 shares), Ms. Hufstedler (44,726 shares), Dr. Geiger (48,000 shares), Mr. Weiss (17,200 shares), Ms. Korologos (20,500 shares) and all directors and executive officers as a group (1,604,852 shares). The table also includes shares of Common Stock held in the Retirement Savings Plan by Mr. Girod (8,583 shares), Mr. Stapleton (13,047 shares), Mr. Meredith (8,726 shares) and all directors and executive officers as a group (30,990 shares). The table does not reflect acquisitions or dispositions of shares of Common Stock, including grants or exercises of stock options, after August 1, 2003. In addition, Mr. Girod, Mr. Stapleton and Mr. Meredith have informed the Company that each may sell approximately 50,000 shares of Common Stock in the near future. In the aggregate, 150,000 shares represents less than 10 percent of the combined shares owned or subject to stock options of the three officers.

(2)	Based on 32,642,623 shares of Common Stock outstanding as of August 1, 2003.

(3)	Includes 1,226,858 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 77,208 shares held in an irrevocable trust for various family members for which Dr. Harman has sole voting power but shared dispositive power; 200,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman acts as co-trustee and for which he has shared dispositive power and shared voting power; and 219,656 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies. Dr. Harman’s address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

(4)	Information with respect to T. Rowe Price Associates, Inc. (“Price Associates”) is based solely on the Schedule 13G/A filed with the Commission on January 31, 2003 by Price Associates. Price Associates has sole dispositive power with respect to 2,104,900 shares and sole voting power with respect to 376,000 shares. Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(5)	Information with respect to FMR Corp. is based solely on the Schedule 13G/A filed with the Commission on February 13, 2003 by FMR Corp. According to the Schedule 13G/A filed on February 13, 2003, FMR Corp. had sole dispositive power with respect to 2,098,817 shares and sole voting power with respect to 125,417 shares as of December 31, 2002. Edward C. Johnson 3d, Chairman of FMR Corp. and his wife Abigail P. Johnson, a director of FMR Corp. are also deemed to be the beneficial owners of the 2,098,817 shares of Common Stock beneficially owned by FMR Corp. by virtue of their positions with and ownership of FMR Corp. On September 10, 2003, FMR Corp. filed a Schedule 13G/A with the Commission indicating that as of August 31, 2003, FMR Corp. held 3,897,560 shares of Common Stock or approximately 11.9% of the outstanding Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Includes 5,000 shares of unvested restricted stock for which Dr. Geiger has sole voting power but no dispositive power.

INDEPENDENT AUDITOR

      Selection. KPMG LLP served as the Company’s independent auditor for fiscal year 2003 and has been selected by the Audit Committee to serve as the Company’s independent auditor for fiscal year 2004. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement, and will be available to respond to questions.

      Audit and Non-Audit Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal year 2003 and fiscal year 2002, and fees billed for other services rendered by KPMG LLP.

	2003	2002

Audit fees (1)	$1,226,000	$1,140,000
Audit-related fees (2)	$27,000	$246,000
Tax fees (3)	$318,000	$377,000
All other fees (4)	$51,000	$159,000

(1)	Audit fees consist principally of fees for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in its quarterly reports on Form 10-Q for those years.

(2)	Audit-related fees consist principally of fees for the audit of the Company’s retirement savings plan, assistance with registration statements filed with the Securities and Exchange Commission and due diligence of certain business acquisitions and mergers.

(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.

(4)	All other fees consist principally of fees for products and services other than those described as audit fees or tax fees above.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has pre-approved certain services that KPMG is to provide to the Company in fiscal year 2004, including quarterly review of financial statements, tax compliance and tax consultation services, consultations on the Company’s compliance with the Sarbanes-Oxley Act and other accounting consulting services.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is currently composed of four directors who are neither officers nor employees of the Company. All members of the Committee are “independent” as that term is defined by the New York Stock Exchange’s current listing standards. The Committee operates under a written charter approved by the Board.

      In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal year 2003, the Committee:

•	discussed these financial statements with the Company’s management and KPMG LLP, the Company’s independent auditors;

•	discussed with KPMG LLP those matters required to be discussed under SAS No. 61 (Codification of Statements and Auditing Standards, AU § 380) and SAS No. 90 (Communication with Committees);

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence; and

•	considered whether the provision of non-audit services by KPMG LLP referred to under “All Other Fees” discussed above is compatible with KPMG LLP maintaining its independence with respect to the Company.

      Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2003, filed with the Commission.

      The Committee has selected and engaged KPMG LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal year 2004.

      This report is submitted by the members of the Audit Committee.

Shirley Mount Hufstedler
Ann McLaughlin Korologos
Edward H. Meyer
Stanley A. Weiss

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares changes in cumulative total returns (assuming reinvestment of cash dividends) on shares of the Common Stock against the S&P Composite-500 Stock Index and a peer company index (based on the Company’s Standard Industrial Code) for the five-year period ending June 30, 2003. In each case, this stock price performance graph assumes an initial investment of $100 at the market close on June 30, 1998. Dates on the following chart represent the last trading day of the indicated fiscal year. The stock price performance shown on the graph below is not necessarily indicative of future performance of the shares of Common Stock.

      The peer company index was derived using the following peer companies: Boston Acoustics, Inc., Carver Corp. (through March 2000 only), Emerson Radio, Koss Corp., Pioneer Corporation (ADRs), Polk Andro Inc. (through May 1999 only), Sensory Science Corporation (through July 2001 only), Sony Corp. (American shares) and Zenith Electronics Corp (through December 1999 only).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2003, except that under the recently adopted accelerated filing requirements, each of Erich Geiger, Bernard Girod, Sidney Harman, Frank Meredith, William Palin, Sandra Robinson, Gregory Stapleton, Edwin Summers and Floyd Toole inadvertently filed one late Form 4 relating to an option grant on September 24, 2002, each of Shirley Hufstedler, Ann McLaughlin Korologos, Edwin Meyer and Stanley Weiss inadvertently filed one late Form 4 relating to an option grant on November 8, 2002, and Shirley Hufstedler inadvertently filed one late Form 5 relating to a gift of shares of Common Stock.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

      In order to be included in the Company’s proxy materials for the 2004 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004 by June 16, 2004, and otherwise comply with all requirements of the Commission for stockholder proposals. In addition, the Company’s By-Laws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2004 Annual Meeting must be received not later than August 15, 2004. However, the Company’s By-Laws also provide that if an annual meeting is not publicly announced at least 75 calendar days prior to the date of the annual meeting, then stockholder proposals for that annual meeting must be received by the close of business on the tenth calendar day following the day on which the date of the annual meeting is announced. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the By-Laws.

      Notice of a stockholder’s intent to make a nomination for director at the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the By-Laws.

      A copy of the By-Laws is available upon request from the Company’s Secretary.

OTHER MATTERS

      The Board does not intend to present, and knows of no others who intend to present, any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Bernard A. Girod
Vice Chairman and
Chief Executive Officer

Washington, D.C.
October 13, 2003

      Copies of the Company’s Annual Report on Form 10-K for fiscal year 2003 filed with the Commission, are available, without charge, to each stockholder upon written request to Sandra B. Robinson, Vice President — Financial Operations, Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
Annual Meeting of Stockholders — November 12, 2003

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints each of Frank Meredith and Sandra B. Robinson, with the power to appoint his or her substitute, as Proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 12, 2003 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 13, 2003.

     When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the nominees set forth in Item 1 and FOR approval of the two-for-one stock split and related charter amendment set forth in Item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

Ù FOLD AND DETACH HERE  Ù

The Board of Directors recommends a vote FOR the election of the nominees set forth in Item 1 and FOR approval of the two-for-one stock split and related charter amendment set forth in Item 2.	Please mark your votes as indicated in this example.	X

1. Election of Directors Nominees:	For All Three	Withhold Vote for All Three	2. Approval of the two-for-one stock split and related charter amendment:
	Nominees	Nominees	For	Against	Abstain
01 Edward H. Meyer 02 Gregory P. Stapleton 03 Stanley A. Weiss	☐	☐	☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

Please date and sign exactly as the name appears to the left and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be used and the signature should be that of a duly authorized officer or partner.
Dated __________________________________________ , 2003
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Signature
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Signature (if held jointly)

PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTE	USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED

Ù FOLD AND DETACH HERE  Ù

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

YOUR VOTE IS IMPORTANT

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE